Exhibit 6

VOTING AGREEMENT

AGREEMENT, dated as of May 1, 2018 among Mark E. Jones (the “Mark Jones Holder”) and Robyn Jones, The Mark and Robyn Jones Descendants Trust 2014, The Lanni Elaine Romney Family Trust 2014, The Lindy Jean Langston Family Trust 2014, The Camille LaVaun Peterson Family Trust 2014, The Desiree Robyn Coleman Family Trust 2014, The Adrienne Morgan Jones Family Trust 2014, The Mark Evan Jones, Jr. Family Trust 2014, Serena Jones, Lanni Romney, Lindy Langston, Camille Peterson, Desiree Coleman, Adrienne Jones and Mark E. Jones, Jr. (the “Jones Family Holders,” and together with the Mark Jones Holder, each a “Holder”).

WHEREAS, Goosehead Insurance, Inc. (“Pubco”) intends to consummate an initial public offering (the “IPO”) of its Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and, pursuant to a reorganization agreement, immediately prior to the IPO, the Holders and the other holders of equity in Goosehead Financial, LLC, a Delaware limited liability company (“Goosehead Financial”) will receive new units in Goosehead Financial and an equivalent number of shares of Class B Common Stock, par value $0.01 per share, of Pubco (the “Class B Common Stock,” and together with the Class A Common Stock, the “Shares”); and

WHEREAS, the Holders desire to effect an agreement that during any period following completion of the IPO, the Jones Family Holders will, as set forth below, agree to vote in the same manner as the Mark Jones Holder.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01. Voting Agreement. In connection with any meeting of the shareholders of Pubco or any written consent of shareholders of Pubco (each, a “Vote”), each Jones Family Holder hereby agrees to vote or exercise its right to consent in the manner directed by the Mark Jones Holder in connection with any such Vote.

Section 1.02. Irrevocable Proxy. Each Jones Family Holder hereby revokes any and all previous proxies granted with respect to the Shares held by it. By entering into this Agreement, each Jones Family Holder hereby grants a proxy appointing the Mark Jones Holder as such Jones Family Holder’s attorney-in-fact and proxy, with full power of substitution, for and in such Jones Family Holder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as the Mark

Jones Holder or its proxy or substitute shall, in the Mark Jones Holder’s sole discretion, deem proper with respect to the Shares. The proxy granted by each Jones Family Holder pursuant to this Article 1 is irrevocable and indefinite in duration, and is granted in consideration of the agreements made by the Mark Jones Holder in connection with formation of Pubco and facilitation of the IPO. The proxy granted by each Jones Family Holder shall extend until the termination of this Agreement in accordance with its terms, even if such period is in excess of three years.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Section 2.01. Corporation Authorization. Each Holder that is not a natural person represents and warrants to each of the other Holders and Pubco that such Holder is validly organized and existing under the laws of its state of organization and has all requisite power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby, and that this Agreement constitutes the valid and binding agreement of such Holder.

Section 2.02. Non-Contravention. Each Holder represents and warrants to each of the other Holders and Pubco that the execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with, or constitute a violation of, any organizational documents of such Holder; (ii) if such Holder is not a natural person, contravene or conflict with, or constitute a violation of, any material applicable law or any material agreement or order binding on such Holder; or (iii) result in the imposition of any Lien (as defined below) on any asset of such Holder.

Section 2.03. Ownership of Shares. Each Holder represents and warrants to each of the other Holders and Pubco that such Holder is the record and beneficial owner of all of the Shares owned by them on the date hereof, any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever (collectively, “Liens”) and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), other than transfer restrictions under applicable securities laws. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person (as defined below) include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. For the purposes of this Agreement, “Person” shall mean any natural person or any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate, governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

Section 3.02. Further Assurances. Each party to this Agreement, at any time and from time to time upon the reasonable request of another party to this Agreement, shall promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to confirm or carry out the purposes and intent of this Agreement.

Section 3.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 3.04. Restrictions on Transfer.

(a) Each Holder agrees that it shall not directly or indirectly, sell, assign, transfer, exchange, gift, bequest, pledge, hypothecate or otherwise dispose of or encumber the legal or beneficial interest in, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law any Shares, or solicit any offers in respect of any of the foregoing (“Transfer”), any Shares, except in compliance with the terms and conditions of this Agreement.

(b) Any attempt by any Holder to Transfer any Shares not in compliance with this Agreement shall be null and void, and Pubco shall not, and shall cause any transfer agent not to, give any effect in Pubco’s register of members or branch register to such attempted Transfer.

(c) In addition to any other legend that may be required, each certificate (whether in book-entry form or otherwise) for Shares issued to any Holder shall bear a legend in substantially the following form:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND VOTING AS SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT DATED AS OF MAY 1, 2018, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM GOOSEHEAD INSURANCE, INC. OR ANY SUCCESSOR THERETO.

(d) Without the written consent of Mark E. Jones, no Holder shall Transfer any of its Shares. The foregoing restriction shall cease to apply to any transferee pursuant to a valid transfer under this Agreement.

Section 3.05. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 3.06. Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 3.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.08. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 3.09. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart pages or in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

Section 3.10. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understanding, both oral and written, among the parties hereto with respect to the subject matter hereof.

Section 3.11. Amendments; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 3.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 3.13. Termination. This Agreement will automatically terminate and be of no force and effect if (a) the closing of the IPO does not occur on or before May 1, 2018; (b) the Mark Jones Holder ceases to hold any Shares or (c) the Mark Jones Holder terminates this Agreement by written notice to each Holder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MARK E. JONES

By:	/s/ Mark E. Jones
	Name:	Mark E. Jones

ROBYN JONES

By:	/s/ Robyn Jones
	Name:	Robyn Jones

THE MARK AND ROBYN JONES DESCENDANTS TRUST 2014

By:	/s/ Mark E. Jones
	Name:	Mark E. Jones
	Title:	Trustee

LANNI ELAINE ROMNEY FAMILY TRUST 2014

By:	/s/ Mark E. Jones
	Name:	Mark E. Jones
	Title:	Trustee

LINDY JEAN LANGSTON FAMILY TRUST 2014

By:	/s/ Mark E. Jones
	Name:	Mark E. Jones
	Title:	Trustee

Signature Page to the Voting Agreement

CAMILLE LAVAUN PETERSON FAMILY TRUST 2014

By:	/s/ Mark E. Jones
	Name:	Mark E. Jones
	Title:	Trustee

DESIREE ROBYN COLEMAN FAMILY TRUST 2014

By:	/s/ Mark E. Jones
	Name:	Mark E. Jones
	Title:	Trustee

ADRIENNE MORGAN JONES FAMILY TRUST 2014

By:	/s/ Mark E. Jones
	Name:	Mark E. Jones
	Title:	Trustee

MARK EVAN JONES, JR. FAMILY TRUST 2014

By:	/s/ Mark E. Jones
	Name:	Mark E. Jones
	Title:	Trustee

Signature Page to the Voting Agreement

SERENA JONES

By:	/s/ Serena Jones
	Name:	Serena Jones

LANNI ROMNEY

By:	/s/ Lanni Romney
	Name:	Lanni Romney

LINDY LANGSTON

By:	/s/ Lindy Langston
	Name:	Lindy Langston

CAMILLE PETERSON

By:	/s/ Camille Peterson
	Name:	Camille Peterson

DESIREE COLEMAN

By:	/s/ Desiree Coleman
	Name:	Desiree Coleman

ADRIENNE JONES

By:	/s/ Adrienne Jones
	Name:	Adrienne Jones

Signature Page to the Voting Agreement

MARK E. JONES, JR.

By:	/s/ Mark E. Jones, Jr.
	Name:	Mark E. Jones, Jr.

Signature Page to the Voting Agreement